Exhibit 99.1

FOR IMMEDIATE RELEASE

HCP ANNOUNCES THIRD QUARTER 2009 RESULTS

HIGHLIGHTS

--     Impairments and a litigation provision resulted in charges of $0.05 and $0.36 per share, respectively

--     Diluted FFO per share of $0.52, before giving effect to the impairments and litigation provision; diluted FFO per share of $0.11; and net loss per share of $0.18

--     Purchased a $720 million participation in HCR ManorCare’s first mortgage debt

--     Completed $441 million public offering of common stock

--     Completed transition of 15 Sunrise-managed communities to new operators

LONG BEACH, CA, November 3, 2009 — HCP (the “Company” or “we”) (NYSE:HCP) announced results for the quarter ended September 30, 2009. Funds from operations (“FFO”) applicable to common shares, before giving effect to impairments and litigation provision was $149.3 million, or $0.52 per diluted share, for the quarter ended September 30, 2009, compared to FFO applicable to common shares, before giving effect to impairments and merger-related charges of $178.8 million, or $0.72 per diluted share, in the year-ago period.  FFO applicable to common shares was $32.2 million, or $0.11 per diluted share, for the quarter ended September 30, 2009, compared to FFO applicable to common shares of $174.3 million, or $0.70 per diluted share, in the year-ago period.

FFO applicable to common shares for the quarter ended September 30, 2009 included the negative impact of $0.39 per diluted share of the following: i) impairments of $0.05 per diluted share; (ii) a charge of $0.36 per diluted share related to an accrued liability in connection with a jury verdict in the Ventas litigation; and iii) income of $0.02 per diluted share related to sales of marketable debt securities.  FFO applicable to common shares for the quarter ended September 30, 2008 included the positive impact of $0.16 per diluted share of the following: i) lease termination fees of $0.07 per diluted share resulting from the early termination of three leases in our life science segment and a related impairment charge of $0.02 per diluted share; and ii) income of $0.11 per diluted share related to the settlement of various disputes with Tenet Healthcare Corporation. FFO is a supplemental non-GAAP financial measure that the Company believes is helpful in evaluating the operating performance of real estate investment trusts.

For the quarter ended September 30, 2009, we incurred a net loss of $52.4 million, or $0.18 per diluted share, compared to net income applicable to common shares of $119.6 million, or $0.49 per diluted share, in the year-ago period. Including the items impacting FFO discussed above, the quarters ended September 30, 2009 and 2008 also included gain on sales of real estate of $2.5 million and $27.8 million, respectively.

INVESTMENTS

On August 3, 2009, we purchased a $720 million participation in first mortgage debt of HCR ManorCare, at a discount of $130 million, for approximately $590 million. The $720 million participation bears interest at LIBOR plus 1.25% and represents 45% of the $1.6 billion most senior tranche of HCR ManorCare’s mortgage debt incurred as part of the financing for The Carlyle Group’s acquisition of Manor Care, Inc. in December 2007. The mortgage debt matures in January 2012, with a one-year extension available at the borrower’s option subject to certain performance conditions, and was secured by a first lien on 331 facilities located in 30 states at closing. We obtained favorable financing to fund 72% of the purchase price, resulting in a net cash payment by HCP of $166 million.

During the quarter ended September 30, 2009, we funded $31 million for construction and other capital projects, primarily in our life science segment.

During the quarter ended September 30, 2009, we sold marketable debt securities for $115 million, recognizing aggregate gains of $6 million, and two medical office buildings for $6 million, recognizing gain on sales of real estate of $2.5 million.

FINANCINGS

On August 10, 2009, we completed a $441 million public offering of 17.8 million shares of our common stock at a price of $24.75 per share. We received net proceeds of $423 million, which were used to repay the total outstanding indebtedness under our revolving line of credit facility, including borrowings for the additional investment in HCR ManorCare discussed above, with the remainder used for general corporate purposes.

On August 20, 2009, we entered into two interest-rate swap contracts (pay float and receive fixed) with an aggregate notional amount of $500 million that terminate in 2011. The interest-rate swap contracts reduced our net floating rate asset exposure, which had increased as a result of our additional investment in HCR ManorCare and third quarter repayments of floating rate debt, which were both funded with proceeds from our August 2009 public equity offering.

On August 27, 2009, we prepaid $100 million of variable rate mortgage debt. The mortgage debt, with an original maturity of January 2010, was repaid with proceeds from our August 2009 public equity offering and third quarter asset sales.

OTHER

On September 4, 2009, a jury returned a verdict in favor of Ventas, Inc. (“Ventas”), in an action brought against us in the United States District Court for the Western District of Kentucky for tortious interference with prospective business advantage in connection with Ventas’s 2007 acquisition of Sunrise Senior Living REIT. The jury awarded Ventas approximately $102 million in compensatory damages, which we recorded as a litigation provision expense during the quarter ended September 30, 2009. Ventas originally sought approximately $300 million in compensatory damages as well as punitive damages. We filed a motion with the court for post-trial relief and we intend to appeal an adverse judgment. For the three and nine months ended September 30, 2009, in relation to the above matter, we have incurred legal expenses of $6.2 million and $12.7 million, respectively.

On October 1, 2009, we completed the transition of management agreements on 15 communities operated by Sunrise Senior Living, Inc. and its subsidiaries (“Sunrise”) that were previously terminated for Sunrise’s failure to achieve certain performance thresholds. The transition of these facilities to new operators decreases our Sunrise-managed properties in our portfolio to 75 communities from the original 101 communities we acquired in the 2006 CNL Retirement Properties, Inc. transaction. The termination of the agreements did not require the payment of a termination fee to Sunrise by our tenants or us.

DIVIDEND

On October 29, 2009, we announced that our Board of Directors declared a quarterly cash dividend on our common stock of $0.46 per share. The dividend will be paid on November 24, 2009 to stockholders of record as of the close of business on November 9, 2009.

OUTLOOK

Our full year 2009 Outlook of FFO applicable to common shares, before giving effect to impairments and litigation provision, remains unchanged. For the full year 2009, we presently expect FFO applicable to common shares to range between $2.10 and $2.16 per diluted share, before giving effect to impairments and litigation provision; FFO applicable to common shares to range between $1.65 and $1.71 per diluted share; and net income applicable to common shares to range between $0.55 and $0.61 per diluted share.

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Tuesday, November 3, 2009 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter ended September 30, 2009. The conference call is accessible by dialing (800) 706-7748 (U.S.) or (617) 614-3473 (International). The participant passcode is 11300797. The webcast is accessible via the Company’s website at www.hcpi.com. The link can be found on the “Event Calendar” page, which is under the “Investor Relations” tab. A webcast replay of the conference call will be available after 12:00 p.m. Pacific Time (3:00 p.m. Eastern Time) on November 3, 2009 through November 17, 2009 on the Company’s website and a telephonic replay can be accessed by calling (888) 286-8010 (U.S.) or (617) 801-6888 (International) and entering passcode 18966910. The Company’s supplemental information package for the current period will also be available on the Company’s website in the “Presentations” section of the “Investor Relations” tab.

ABOUT HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of September 30, 2009, the Company’s portfolio of properties, excluding assets held for sale but including properties owned by our Investment Management Platform, totaled 677 properties among the following segments: 258 senior housing, 98 life science, 251 medical office, 22 hospital and 48 skilled nursing. For more information, visit the Company’s website at www.hcpi.com.

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FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include among other things, net income applicable to common shares on a diluted basis, FFO applicable to common shares on a diluted basis, FFO applicable to common shares on a diluted basis before giving effect to impairments, litigation provision, and gain on sales of real estate, real estate depreciation and amortization, and joint venture adjustments for the full year of 2009. These statements are made as of the date hereof and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include but are not limited to: national and local economic conditions, including the possibility of a prolonged recession; continued volatility in the capital markets, including changes in interest rates and the availability and cost of capital, which changes and volatility affect opportunities for profitable investment; the Company’s ability to access external sources of capital when desired and on reasonable terms; the Company’s ability to manage its indebtedness levels; changes in the terms of the Company’s indebtedness; the Company’s ability to maintain its credit ratings; the potential impact of existing and future litigation matters, including the possibility of larger than expected litigation costs and related developments; the Company’s ability to achieve the expected benefits from acquisitions, including integrating and preserving the goodwill of acquired companies; the Company’s ability to sell its properties when desired and on profitable terms; competition for lessees and mortgagors (including new leases and mortgages and the renewal or rollover of existing leases); the Company’s ability to reposition its properties on the same or better terms if existing leases are not renewed or the Company exercises its right to replace an existing operator or tenant upon default; continuing reimbursement uncertainty in the skilled nursing segment; competition in the senior housing segment specifically and in the healthcare industry in general; the ability of the Company’s operators and tenants to maintain or increase occupancy levels at, and rental income from, the senior housing segment; the Company’s ability to realize the benefits of its mezzanine and other loan investments; the ability of the Company’s lessees and mortgagors to maintain the financial strength and liquidity necessary to satisfy their respective obligations to the Company and other third parties; the bankruptcy, insolvency or financial deterioration of the Company’s operators, lessees, borrowers or other obligors; changes in healthcare laws and regulations, including the impact of future or pending healthcare reform, and other changes in the healthcare industry which affect the operations of the Company’s lessees or obligors; the Company’s ability to recruit and retain key management personnel; costs of compliance with regulations and environmental laws affecting the Company’s properties; changes in tax laws and regulations; the Company’s ability and willingness to maintain its qualification as a REIT; changes in rules governing financial reporting, including new accounting pronouncements; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

HCP

Thomas M. Herzog

Executive Vice President — Chief Financial Officer and Treasurer

(562) 733-5309

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Real estate:
Buildings and improvements	$7,804,118	$7,747,015
Development costs and construction in progress	273,567	224,337
Land	1,548,845	1,548,248
Accumulated depreciation and amortization	(1,003,177)	(819,980)
Net real estate	8,623,353	8,699,620

Net investment in direct financing leases	634,233	648,234
Loans receivable, net	1,674,329	1,076,392
Investments in and advances to unconsolidated joint ventures	261,364	272,929
Accounts receivable, net of allowance of $17,430 and $18,413, respectively	36,824	33,834
Cash and cash equivalents	144,366	57,562
Restricted cash	31,988	35,078
Intangible assets, net	410,366	505,936
Real estate held for sale, net	3,783	27,058
Other assets, net	517,604	493,183

Total assets	$12,338,210	$11,849,826

Liabilities and Equity
Bank line of credit	$—	$150,000
Term loan	200,000	200,000
Bridge loan	—	320,000
Senior unsecured notes	3,520,577	3,523,513
Mortgage and other secured debt	1,863,404	1,641,734
Other debt	99,487	102,209
Intangible liabilities, net	207,847	232,630
Accounts payable and accrued liabilities	310,493	211,715
Deferred revenue	86,925	60,185
Total liabilities	6,288,733	6,441,986

Commitments and contingencies

Preferred stock, $1.00 par value: 50,000,000 shares authorized; 11,820,000 shares issued and outstanding, liquidation preference of $25.00 per share	285,173	285,173
Common stock, $1.00 par value: 750,000,000 shares authorized 293,145,064 and 253,601,454 shares issued and outstanding, respectively	293,145	253,601
Additional paid-in capital	5,708,534	4,873,727
Cumulative dividends in excess of earnings	(407,210)	(130,068)
Accumulated other comprehensive loss	(9,838)	(81,162)
Total stockholders’ equity	5,869,804	5,201,271

Joint venture partners	7,927	12,912
Non-managing member unitholders	171,746	193,657
Total noncontrolling interests	179,673	206,569

Total equity	6,049,477	5,407,840

Total liabilities and equity	$12,338,210	$11,849,826

HCP, Inc.

Consolidated Statements of Operations

In thousands, except per share data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues:
Rental and related revenues	$218,366	$231,561	$663,044	$650,742
Tenant recoveries	22,464	20,225	67,124	61,817
Income from direct financing leases	13,173	14,543	39,302	43,646
Investment management fee income	1,326	1,523	4,133	4,448
Total revenues	255,329	267,852	773,603	760,653

Costs and expenses:
Depreciation and amortization	82,301	77,292	242,318	232,574
Operating	46,173	49,104	139,812	143,849
General and administrative	22,860	17,077	61,625	55,859
Litigation provision	101,973	—	101,973	—
Impairments	15,123	3,710	20,904	5,284
Total costs and expenses	268,430	147,183	566,632	437,566

Other income (expense):
Interest and other income, net	39,962	62,283	93,027	128,344
Interest expense	(74,039)	(82,813)	(226,053)	(264,488)
Total other income (expense)	(34,077)	(20,530)	(133,026)	(136,144)

Income (loss) before income tax (expense) benefit and equity income from unconsolidated joint ventures	(47,178)	100,139	73,945	186,943
Income tax (expense) benefit	322	(853)	(1,406)	(4,327)
Equity income from unconsolidated joint ventures	1,328	1,227	1,993	3,736
Income (loss) from continuing operations	(45,528)	100,513	74,532	186,352

Discontinued operations:
Income (loss) before gain on sales of real estate, net of income taxes	(152)	3,291	1,903	19,158
Impairments	—	—	(125)	(8,141)
Gain on sales of real estate, net of income taxes	2,460	27,752	34,357	228,395
Total discontinued operations	2,308	31,043	36,135	239,412

Net income (loss)	(43,220)	131,556	110,667	425,764
Noncontrolling interests’ and participating securities’ share in earnings	(3,895)	(6,659)	(12,147)	(19,559)
Preferred stock dividends	(5,282)	(5,282)	(15,848)	(15,848)

Net income (loss) applicable to common shares	$(52,397)	$119,615	$82,672	$390,357

Basic earnings (loss) per common share:
Continuing operations	$(0.19)	$0.36	$0.17	$0.65
Discontinued operations	0.01	0.13	0.14	1.03
Net income (loss) applicable to common shares	$(0.18)	$0.49	$0.31	$1.68

Diluted earnings (loss) per common share:
Continuing operations	$(0.19)	$0.36	$0.17	$0.65
Discontinued operations	0.01	0.13	0.14	1.03
Net income (loss) applicable to common shares	$(0.18)	$0.49	$0.31	$1.68

Weighted average shares used to calculate earnings (loss) per common share:
Basic	284,812	244,572	267,971	232,199

Diluted	284,812	245,482	268,041	233,036

HCP, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$110,667	$425,764
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	242,318	232,574
Discontinued operations	266	7,178
Amortization of above and below market lease intangibles, net	(12,657)	(6,020)
Stock-based compensation	11,068	10,637
Amortization of debt premiums, discounts and issuance costs, net	6,187	7,409
Straight-line rents	(38,751)	(28,645)
Interest accretion	(23,813)	(20,134)
Deferred rental revenue	10,507	16,227
Equity income from unconsolidated joint ventures	(1,993)	(3,736)
Distributions of earnings from unconsolidated joint ventures	5,444	3,736
Gain on sales of real estate	(34,357)	(228,395)
Marketable securities (gains) losses, net	(6,420)	2,746
Derivative losses, net	922	1,803
Impairments	21,029	13,425
Changes in:
Accounts receivable	11,310	14,881
Other assets	(2,991)	(4,843)
Accrued liability for litigation provision	101,973	—
Accounts payable and other accrued liabilities	(10,989)	10,776
Net cash provided by operating activities	389,720	455,383
Cash flows from investing activities:
Acquisitions and development of real estate	(71,009)	(132,436)
Lease commissions and tenant and capital improvements	(27,321)	(44,734)
Proceeds from sales of real estate, net	58,046	629,404
Contributions to unconsolidated joint ventures	(48)	(2,620)
Distributions in excess of earnings from unconsolidated joint ventures	5,775	8,727
Purchase of marketable securities	—	(26,101)
Proceeds from the sale of marketable securities	119,665	10,700
Proceeds from the sales of interests in unconsolidated joint ventures	—	2,855
Principal repayments on loans receivable and direct financing leases	8,654	14,590
Investments in loans receivable, net	(165,506)	(2,863)
Decrease (increase) in restricted cash	3,090	(883)
Net cash provided by (used in) investing activities	(68,654)	456,639
Cash flows from financing activities:
Net repayments under bank line of credit	(150,000)	(951,700)
Repayments of bridge loan	(320,000)	(830,000)
Repayments of mortgage debt	(206,329)	(63,740)
Issuance of mortgage debt	1,942	579,078
Repurchase and repayments of senior unsecured notes	(7,735)	(300,000)
Settlement of cash flow hedge	—	(9,658)
Debt issuance costs	(718)	(10,068)
Net proceeds from the issuance of common stock and exercise of options	846,135	1,060,236
Dividends paid on common and preferred stock	(376,798)	(337,097)
Purchase of noncontrolling interests	(9,097)	—
Distributions to noncontrolling interests	(11,662)	(28,290)
Net cash used in financing activities	(234,262)	(891,239)
Net increase in cash and cash equivalents	86,804	20,783
Cash and cash equivalents, beginning of period	57,562	96,269
Cash and cash equivalents, end of period	$144,366	$117,052

HCP, Inc.

Funds From Operations Information

In thousands, except per share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008 (1)	2009	2008 (1)
Net income (loss) applicable to common shares	$(52,397)	$119,615	$82,672	$390,357
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	82,301	77,292	242,318	232,574
Discontinued operations	56	414	266	7,178
Gain on sales of real estate	(2,460)	(27,752)	(34,357)	(228,395)
Equity income from unconsolidated joint ventures	(1,328)	(1,227)	(1,993)	(3,736)
FFO from unconsolidated joint ventures	6,433	6,488	19,004	18,216
Noncontrolling interests’ and participating securities’ share in earnings	3,895	6,659	12,147	19,559
Noncontrolling interests’ and participating securities’ share in FFO	(4,331)	(7,202)	(13,633)	(21,013)
Funds from operations applicable to common shares (2)	$32,169	$174,287	$306,424	$414,740

Distributions on convertible units	$—	$3,992	$—	$11,155

Diluted funds from operations applicable to common shares	$32,169	$178,279	$306,424	$425,895

Basic funds from operations per common share (2)	$0.11	$0.71	$1.14	$1.79

Diluted funds from operations per common share (2)	$0.11	$0.70	$1.14	$1.77

Weighted average shares used to calculate diluted funds from operations per common share	285,234	253,531	268,183	240,633

Impact of impairments, litigation provision and merger-related charges:
Impairments	$15,123	$3,710	$21,029	$13,425
Litigation provision	101,973	—	101,973	—
Merger-related charges (3)	—	843	—	3,173
	$117,096	$4,553	$123,002	$16,598
Per common share impact of impairments, litigation provision and merger-related charges on diluted funds from operations	$0.41	$0.02	$0.46	$0.07
Diluted FFO per common share, before giving effect to impairments, litigation provision and merger-related charges	$0.52	$0.72	$1.60	$1.84

(1)

Presentation and certain computational changes have been made for the adoption of Accounting Standard Codification 260-10, Earnings Per Share - Overall (formerly FSP EITF 03-6-1, Determining Whether Instruments Granted in Share Based Payment Transactions Are Participating Securities), to compute earnings per share and funds from operations per share under the two-class method.

(2)

The Company believes funds from operations applicable to common shares, diluted funds from operations applicable to common shares and basic and diluted funds from operations per common share are important supplemental measures of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term funds from operations (“FFO”) was designed by the real estate investment trust industry to address this issue.

FFO is defined as net income (loss) applicable to common shares (computed in accordance with U.S. generally accepted accounting principles), excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization, with adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income (loss). The Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current National Association of Real Estate Investment Trusts’ (“NAREIT”) definition or that have a different interpretation of the current NAREIT definition from the Company.

(3)

Merger-related charges in the periods ended September 30, 2008 include the amortization of fees associated with our acquisition financing for Slough Estates USA Inc. (“SEUSA”), as well as other SEUSA integration costs.

HCP, Inc.

Projected Funds From Operations (1)

(Unaudited)

PROJECTED FUTURE OPERATIONS (Full Year 2009):	2009
	Low	High

Diluted earnings per common share	$ 0.55	$ 0.61
Gain on sales of real estate	(0.13)	(0.13)
Real estate depreciation and amortization	1.16	1.16
Joint venture adjustments	0.07	0.07
Diluted FFO per common share	1.65	1.71
Impairments	0.08	0.08
Litigation provision	0.37	0.37
Diluted FFO per common share, before giving effect to impairments and litigation provision	$ 2.10	$ 2.16

(1)

Except as otherwise noted above, the foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development activities, property dispositions and the earnings impact of the events referenced in this release. Except as otherwise noted, these estimates do not reflect the potential impact of future acquisitions, impairments, the bankruptcy or insolvency of the Company’s operators, lessees, borrowers or other obligors, the effect of any restructuring of the Company’s contractual relationships with such entities, realized gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, offerings of debt or equity securities or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. By definition, FFO does not include real estate-related depreciation and amortization or gains and losses associated with real estate disposition activities, but does include impairments. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above. The aforementioned ranges represent management’s best estimate of results based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.